Exhibit 10.53

July 19, 2004

Peter Norman
[Home Address]

Dear Peter,

It gives me great pleasure to offer you employment with Chordiant Software, Inc. as Director of Finance reporting directly to me. The terms of your employment is detailed as follows:

Your annual salary will be $145,000.00 which is paid on the fifteenth and last day of each month.  You will also participate in Chordiant’s Bonus Program with a 15 % targeted payout at 100% achievement of Plan objectives.

Subject to Board approval, you will be granted an option to purchase 20,000 shares of the Company’s common stock.  The option shall have an exercise price equal to the fair market value on the date of grant, and shall be governed in all respects by the terms of the plan documents and the option agreement between you and the company.

You will be eligible for Chordiant Software’s Employee Benefits program, which includes among others, participation in our 401(k) and Employee Stock Purchase Plan when eligible, and the company Group Medical, Dental, and Disability Insurance Programs.

You will be expected to sign and comply with a proprietary information and non-disclosure agreement which requires among other provisions, the assignment of patent rights to any invention made during your employment at Chordiant Software and nondisclosure of proprietary information.

This offer is contingent upon successful reference checks as well as your submission of an I-9 form and satisfactory documentation and identification supporting your right to work in the United States.  These must be provided on your first day of employment.  Please bring these with you on your first day.

This offer is valid through July 22, 2004. Please sign below to indicate your acceptance of this offer and return by fax to Lisa Camarillo in Human Resources at 408 517-5029 (fax).  Please send an original signed copy in the pre-addressed enclosed envelope. We look forward to your attendance for New Hire Orientation in the Cupertino corporate office at 10:00AM on your start date.

Employment with Chordiant Software is considered employment “at will” and may be terminated by you or Chordiant Software at any time and for any reason with or without notice.

Sincerely,

/s/ Michael J. Shannahan

Michael J.  Shannahan
Senior Vice President and Chief Financial Officer

Accepted /s/ Peter Norman                                                       Date Signed 7/20/04                                           Thursday Start Date 8/5/04